ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. ANNOUNCES INTENTION TO TRANSITION

FROM NYSE AMEX TO OTC MARKETS

Addison, Texas, March 12, 2012; ULURU Inc. (NYSE Amex: ULU), today announced that it has advised the NYSE Amex (the “Exchange”) of its intent to initiate a voluntarily delisting of the Company’s common stock from trading on the Exchange.

During the past 12 months the Company has been cited for violations of the Exchange’s Company Guide (the “Company Guide”). In March 2011, the Company was advised that as a result of its low selling price the Company’s common stock may not be suitable for auction market trading. In September 2011, the Company was cited for not being in compliance with Section 1003 (a) iii of the Company Guide as the reported stockholders equity of the Company was below $6 million and the Company had sustained losses for the previous five years. Then most recently in December 2011, the Company was advised that in the Exchange’s opinion the Company was not in compliance with the provisions of Section 1003 (a) (iv) since the company has sustained losses which are so substantial in relation to its overall operations or its existing financial resources. We have also been advised that we may have violated a rule requiring shareholder approval for our most recent financing.

In order to resolve the aforementioned violations, the Company submitted two plans of compliance (the “Plans of Compliance”) to the Exchange to regain compliance and took all of the necessary actions required by the Exchange. The Plans of Compliance were accepted by the Exchange and the Company has made significant progress to achieve the commitments outlined in the Plans of Compliance. However, it became apparent that the Company was going to have difficulty complying with additional continued listing regulations contained in the Company Guide.  The management of ULURU Inc. came to the conclusion that the continued listing requirements of the NYSE Amex are such that it was uncertain if the Company could return to compliance in the near term.

As part of a transition, ULURU intends to commence trading on the OTC Markets.  The Company will also file with the Securities and Exchange Commission all necessary documentation to effect this change.

It is anticipated that the delisting from the NYSE Amex and the commencement of trading on the OTC Markets will occur on or about April 1, 2012

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex™ Aggregate technology and OraDisc™ transmucosal delivery system.  For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal®, please visit www.Altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended.  These statements are subject to numerous risks and uncertainties, including but not limited to ULURU’s compliance with the continued listing standards of the NYSE Amex, ULURU’s transition to a new trading exchange, the acceptance by the OTC Markets (OTCQX) exchange of ULURU’s application, the anticipated date of completing the transition to a new exchange, and to risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and other reports filed by us with the Securities and Exchange Commission.